Exhibit 99.1

LIBERTY MEDIA CLOSES INVESTMENT IN SIRIUS XM RADIO

SIRIUS XM and Lenders Agree to Extend Outstanding Loans Due in May

NEW YORK, NY— March 6, 2009 — SIRIUS XM Radio Inc. (NASDAQ: SIRI) and Liberty Media Corporation (NASDAQ: LINTA, LINTB, LCAPA, LCAPB, LMDIA, LMDIB) today announced the closing of the second, and final, phase of the previously announced investment by Liberty in SIRIUS XM.

Mel Karmazin, Chief Executive Officer of SIRIUS XM Radio, said, “We are excited to have closed the second and final phase of our investment agreement with Liberty Media. It is an example of the confidence our lenders and Liberty have in our business model.  These transactions resolve all of the uncertainty surrounding the company’s and its subsidiaries’ debt maturing in 2009.  Having addressed our near-term financial obligations, we remain focused on continuing to deliver on all the promise of the merger of SIRIUS and XM — a more efficient company offering the best programming through new packages to more subscribers.”

 “We are pleased to have completed the second phase of this investment,” said Greg Maffei, president and CEO of Liberty. “This closing allows Liberty to align itself with one of the most exciting companies in media today.”

SIRIUS XM also announced that XM Satellite Radio, a wholly owned subsidiary of SIRIUS XM, amended and extended its existing $350 million credit facilities.  XM Satellite Radio’s existing term loan and revolving loan have been rolled into a single term loan facility.  As previously agreed, Liberty has purchased $100 million aggregate principal amount from the lenders.

Liberty has committed to loan an additional $150 million to XM Satellite Radio, to be used to repay a portion of the outstanding principal amount of 10% Convertible Notes due December 1, 2009 of XM Satellite Radio Holdings Inc.

Under the existing terms of their agreement, SIRIUS XM has issued Liberty an aggregate of 12.5 million shares of new preferred stock convertible into 40% of the common stock of SIRIUS XM.

J.P. Morgan Securities acted as financial advisor to SIRIUS XM in connection with the transactions.  UBS and Lazard Freres & Co. LLC acted as financial advisor to Liberty Media Corporation.

Important additional information regarding this investment and the terms of the amended credit facilities will be available in a Current Report on Form 8-K which SIRIUS XM expects to file with the Securities and Exchange Commission.

About SIRIUS XM Radio

SIRIUS XM Radio is America’s satellite radio company delivering commercial-free music channels, premier sports, news, talk, entertainment, traffic and weather, to more than 18.9 million subscribers.

SIRIUS XM Radio has content relationships with an array of personalities and artists, including Howard Stern, Martha Stewart, Oprah Winfrey, Jimmy Buffett, Jamie Foxx, Barbara Walters, Opie & Anthony, Bubba the Love Sponge(R), The Grateful Dead, Willie Nelson, Bob Dylan, Tom Petty, and Bob Edwards. SIRIUS XM Radio is the leader in sports programming as the Official Satellite Radio Partner of the NFL, Major League Baseball(R), NASCAR(R), NBA, NHL(R), and PGA TOUR(R), and broadcasts major college sports.

SIRIUS XM Radio has arrangements with every major automaker. SIRIUS XM Radio products are available at shop.sirius.com and shop.xmradio.com, and at retail locations nationwide, including Best Buy, RadioShack, Target, Sam’s Club, and Wal-Mart. SIRIUS XM Radio also offers SIRIUS Backseat TV, the first ever live in-vehicle rear seat entertainment featuring Nickelodeon, Disney Channel and Cartoon Network; XM NavTraffic(R) service for GPS navigation systems delivers real-time traffic information, including accidents and road construction, for more than 80 North American markets.

About Liberty Media Corporation

Liberty Media Corporation owns interests in electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment group, which includes Liberty’s interests in The DIRECTV Group, Inc., Starz Entertainment, FUN Technologies, Inc., GSN, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group, which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SIRIUS and XM, including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM.

Actual results may differ materially from the results anticipated in these forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the failure to realize synergies and cost-savings from the merger or delay in realization thereof; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ and XM’s Annual Reports on Form 10-K for the year ended December 31, 2007 and their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2008, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

G-SIRI

Contacts for SIRIUS XM Radio:

Media Relations	Investor Relations

Patrick Reilly	Paul Blalock
212-901-6646	212-584-5174
PReilly@siriusradio.com	PBlalock@siriusradio.com

Kelly Sullivan	Hooper Stevens
Joele Frank, Wilkinson Brimmer Katcher	212-901-6718
212-355-4449	HStevens@siriusradio.com
KSullivan@joelefrank.com

Contact for Liberty Media:

Courtnee Ulrich

720-875-5420